Exhibit 3.15(a)

CERTIFICATE OF INCORPORATION

OF

BELL POWERSPORTS, INC.

First:	The name of this Corporation is Bell Powersports, Inc.

Second:	Its Registered Office in the State of Delaware is to be located at 1209 Orange Street, New Castle County, Wilmington, Delaware 19801. The Registered Agent in charge thereof is The Corporation Trust Company.

Third:	The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth:	The corporation is authorized to issue (1,000) shares of stock with a par value of $0,001 per share.

Fifth:	The name and mailing address of the incorporator are as follows:

Daryl D. McDearman

350 N. St. Paul Street

Suite 2900

Dallas, Texas 75201

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 15th day of November, 2002.

By:	/s/ DARYL D. MCDEARMAN
Daryl D. McDearman, Incorporator